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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                            Commission File Number:  0-21425

                      HealthCare Financial Partners, Inc.
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             (Exact name of registrant as specified in its charter)

         2 Wisconsin Circle, Fourth Floor, Chevy Chase, Maryland 20815
                                (301) 961-1640
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.01 par value per share
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                         Rule 15d-6           [ ]

     Approximate number of holders of record as of the certificate or notice date: 42

     Pursuant to the requirements of the Securities Exchange Act of 1934, HealthCare Financial Partners, Inc. has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 28, 1999                        By:  /s/ John K. Delaney
                                                Name: John K. Delaney
                                                Title: Chief Executive Officer